Exhibit 10.4
NON-COMPETE/SERVICES AGREEMENT
THIS NON-COMPETE/SERVICES AGREEMENT (the “Agreement”), dated March 21, 2008, effective as of January 1, 2008, is between ASHFORD HOSPITALITY TRUST, INC., a corporation organized under the laws of the State of Maryland and having its principal place of business at Dallas, Texas (hereinafter, the “REIT”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware and having its principal place of business at Dallas, Texas (the Operating Partnership”), and ARCHIE BENNETT, JR., an individual residing in Dallas, Texas (the “Director”).
RECITALS:
A. The REIT and the Operating Partnership (collectively, the “Company”) desire that the Director serve in the capacities and on the terms and conditions set out below; and
B. The Director and the Company have previously entered into a Non-Compete/Services Agreement dated as of August 29, 2003 (the “Previous Agreement”); and
C. The Director and the Company desire to amend and restate the Previous Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes.
NOW, THEREFORE, the Company and the Director, in consideration of the respective covenants set out below, hereby agree as follows:
1. DIRECTORSHIP.
(a) SERVICE. During the Term (defined below), the Director shall serve as Chairman of the Board of Directors of the REIT (the “Board”). At the Company’s request, the Director shall serve the Company’s subsidiaries and affiliates in other offices and capacities in addition to the foregoing. If the Director, during the Term, serves in any one or more of such additional capacities, the Director’s fee shall not be increased beyond that provided in Sections 3 or 4 below. Further, if the Director’s service in one or more of such additional capacities is terminated, the Director’s compensation provided herein shall not be reduced for so long as the Director otherwise remains on the Board of Directors of the Company and subject to the terms of this Agreement.
(b) RESPONSIBILITIES. The Director’s principal duties and responsibilities shall be those duties and responsibilities customary for the Chairman of the Board of Directors and consistent with the duties and responsibilities performed by the Chairman for the Company prior to the Effective Date. The Director will be responsible for and have authority over customary duties and responsibilities of a Chairman of the Board and such other duties reasonably directed by the Board. The Director shall serve in the best interest of the Company and its Shareholders.
(c) EXTENT OF SERVICES. Except for (i) the time reasonably required to perform the Director’s duties and responsibilities as Chairman of the Board and an officer of Remington Hotel Corporation (“RHC”), Remington Management LP (“Remington Management”), Remington Lodging &
Hospitality, L.P. (“Remington Lodging”) and their affiliates (so long as such duties do not materially interfere with the performance of the Director’s duties hereunder), and (ii) illnesses, the Director shall, consistent with the Chairman’s prior practices, devote his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, the Director may (so long as the following do not materially interfere with the performance of the Director’s duties hereunder) (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote material managerial efforts (provided that the Director may make and continue investments in accordance with the terms of that certain Mutual Exclusivity Agreement, herein so called, among RHC, Remington Lodging and their affiliates (herein collectively called the “Remington Affiliates”), and the Company and its affiliates dated August 29, 2003, (ii) participate in charitable, academic or community activities or in trade or professional organizations, (iii) hold directorships in charitable or non-profit organizations, (iv) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in other companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by the Director for the performance of his duties under this Agreement or is otherwise incompatible with those duties, or (v) hold directorships in private companies owned by the Director (or Montgomery J. Bennett) consistent with the Mutual Exclusivity Agreement. Further it is agreed that to the extent any such activities have been conducted by the Director prior to August 29, 2003, the continued reasonable conduct of such activities (or reasonable activities similar in nature and scope thereto) subsequent to the Effective Date shall not, subject to the conditions and limitations of the Mutual Exclusivity Agreement, thereafter be deemed to interfere with the performance of the Director’s responsibilities to the

Board and to the Company and its Shareholders; provided, that no such activity that violates the non-competition provisions herein shall be permitted.
2. TERM. This Agreement shall be effective as of January 1, 2008 (the “Effective Date”) and shall continue for a Term ending on the earlier of the end of the Director’s then current term if he is not re-nominated and elected to serve as a director and December 31, 2008 (the “Initial Termination Date”) unless it is sooner terminated pursuant to Section 6; provided, however, that if the Director continues to be re-nominated and elected, this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless the Company or the Director elect not to extend the Term of this Agreement by notifying the other party in writing of such election not less than one hundred twenty (120) days prior to the expiration of the then current Term. For purposes of this Agreement, “Term” shall mean the actual duration of the Director’s service hereunder, taking into account any extension pursuant to this Section 2 or early termination of service pursuant to Section 6 or this Section 2.
3. FEE. The Company shall pay the Director a fee which shall be payable once a month (“Director’s Fee”). Commencing as of the Effective Date, the Director’s Fee shall be THREE HUNDRED THOUSAND DOLLARS ($300,000.00) per year, provided that, at the election of the Board, the Company may pay $25,000.00 of the annual Director’s Fee in shares of common stock of the REIT. The Board or a Compensation Committee duly appointed by the Board (the “Compensation Committee”) shall thereafter review the Director’s Fee annually to determine within its sole discretion whether and to what extent the Director’s Fee may be increased (for the purposes of this Agreement, the term “Director’s Fee” shall mean the amount established and adjusted from time to time pursuant to this Section 3).
4. INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Term, to the extent permitted by law, the Director shall be entitled to participate in all other short- and long-term incentive plans, stock and option plans, long term incentive partnership (“LTIP”) plans, practices, policies and other programs, and all savings and retirement plans, practices, polices and programs, in each case that may be allowed from time to time by the Company’s Compensation Committee; provided, however, that the Director may not participate in any qualified employee pension benefit plan.
5. EXPENSE REIMBURSEMENTS/D&O INSURANCE.
(a) EXPENSES. The Director will be entitled to reimbursement of all reasonable expenses, including, without limitation, business class airfare and other travel expenses for board meetings, committee meetings and corporate business, telephone and facsimile expenses, and expenses for part-time secretarial support incurred by the Director in connection with the business of the Board and the Company, promptly upon the presentation by the Director of appropriate documentation. The Company shall maintain an office at the Company’s headquarters for the Director and shall provide administrative support to the Director at such office.
(b) D&O INSURANCE COVERAGE. During and for a period three (3) years after the Term, the Director shall be entitled to director and officer insurance coverage for his acts and omissions while a director of the Company on a basis no less favorable to him than the coverage provided current officers or directors.
6. TERMINATION. The services of the Director and this Agreement (except as otherwise provided herein) shall terminate upon the occurrence of any of the following:
(a) DEATH OR DISABILITY. Immediately upon death or Disability of the Director. As used in this Agreement, “Disability” shall mean an inability to perform the essential functions of his duties, with or without reasonable accommodation, for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Director and the Company, provided that if the Director (or his guardian) and the Company do not agree on a physician, the Director (or his guardian) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the service of the Director during a period of the Director’s inability to perform such service and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.
(b) FOR CAUSE. At the election of the Company, for Cause, immediately upon written notice by the Company to the Director unless the Director fully corrects the circumstances constituting Cause within the cure periods provided below, if applicable. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of the following:
(i) The conviction of the Director of, or the entry of a plea of guilty or nolo contendere by the Director to, a felony (exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Director on a PER SE basis due to the services provided under this Agreement by the Director, so long as any act or omission of the Director with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board);

(ii) willful breach of duty of loyalty which is materially detrimental to the Company which is not cured to the reasonable satisfaction of the Board within fifteen (15) days following written warning to the Director from the Board describing the alleged circumstances;
(iii) willful failure to perform or adhere to explicitly stated directives of the Board which continues for fifteen (15) days after written warning to the Director that it will be deemed a basis for a “For Cause” termination;
(iv) gross negligence or willful misconduct in the performance of the Director’s duties (which is not cured by the Director within thirty (30) days after written warning from the Board);
(v) the Director’s willful commission of an act of dishonesty resulting in economic or financial injury to the Company or willful commission of fraud; or
(vi) the Director’s chronic absence from Board or committee meetings for reasons other than illness.
For purposes of this Section, no act, or failure to act, on the Director’s part will be deemed “willful” unless done, or omitted to be done, by the Director not in good faith and without a reasonable belief that the Director’s act, or failure to act, was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advise of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Director in good faith and in the best interests of the Company. The cessation of the services to be provided by the Director shall not be deemed to be for Cause until there shall have been delivered to the Director a copy of a resolution duly adopted by the affirmative vote of not less than 2/3rds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Director and the Director is given an opportunity, together with counsel for the Director, to be heard before the Board), finding that, in the good faith opinion of the Board, the Director is guilty of any of the conduct described in this Section 6(b), and specified in the particulars thereof in detail; provided that neither the Director nor any family member of the Director shall vote on such resolution nor shall they be counted in determining the “Entire Membership” of the Board.
(c) WITHOUT CAUSE OR GOOD REASON. At the election of the Company, without Cause, and at the election of the Director, without Good Reason, in either case upon sixty (60) days’ prior written notice to the Director or to the Company, as the case may be. Provided, however, that if the Director gives notice, without Good Reason, the Company may waive all or a portion of the sixty (60) days’ written notice and accelerate the effective Date of Termination.
(d) FOR GOOD REASON. At the election of the Director, for Good Reason, which is not cured by the Company within thirty (30) days after written notice from the Director to the Company setting forth a description of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, omissions or events occurring without the Director’s prior written consent:
(i) The assignment to the Director of any duties, responsibilities, or reporting requirements inconsistent with his service as Chairman of the Board of Directors of the Company, or any material diminishment, on a cumulative basis, of the Director’s overall duties, responsibilities, or status;
(ii) a reduction by the Company in the annual Director’s Fee;
(iii) any material breach by the Company of any provision of this Agreement; or
(iv) Montgomery J. Bennett is removed without Cause in his capacity as President, Chief Executive Officer and/or director on the Board, as the term “Cause” is defined in that certain Employment Agreement (the “MJB Employment Agreement”) dated on or about the Effective Date (as amended or renewed and restated), the Company fails to renew the MJB Employment Agreement, or Montgomery J. Bennett leaves for “Good Reason” as defined in the MJB Employment Agreement.
(e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Director for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 16(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Director’s services under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (provided that the date specified shall not be more than thirty (30) days after the giving of the notice). The failure by the Director or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Director or the Company, respectively, hereunder or preclude the Director or the Company, respectively, from asserting such fact or circumstance in enforcing the Director’s or the Company’s rights hereunder.
(f) DATE OF TERMINATION. “Date of Termination” means (i) if the Director’s services are terminated by the Company for Cause, or by the Director for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the notice (provided that the date specified shall not be more than thirty (30) days after the giving of the notice), as the case may be, (ii) if the Director’s services are terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Director of such termination or such later date specified in such notice, (iii) if the Director’s services are terminated by the Director without Good Reason, the Date of Termination shall be the date on which the Director notifies the Company of such termination or such later date specified in such notice, unless otherwise agreed by the Company and the Director, and (iv) if the Director’s services are terminated by reason of death or Disability or non-renewal of this Agreement, the Date of Termination shall be the date of death or Disability of the Director or the Agreement’s non-renewal date, as the case may be.
7. EFFECTS OF TERMINATION.
(a) TERMINATION FOR DEATH OR DISABILITY FOR DEATH/DISABILITY; BY THE COMPANY WITHOUT CAUSE; OR NON-RENEWAL BY THE COMPANY. If the services of the Director should terminate by reason of (i) death of the Director or Disability, (ii) termination by the Company for any reason (other than Cause) or the failure of the Company to re-nominate and elect the
Director to serve as Chairman of the Board, or (iii) the Company’s failure to renew this Agreement, then all compensation and benefits for the Director shall be as follows:
(i) The Director shall be paid, in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) the Director’s earned but unpaid Director’s Fee through the Date of Termination, and reimbursement of all expenses through the Date of Termination as required pursuant to Section 5(a) hereof (the “Accrued Obligations”), and (B) one (the “Severance Multiple”) Times the annual Director’s Fee in effect on the Date of Termination (the “Severance Payment”).
(ii) Any annual performance shares, restricted shares, LTIP units or options awarded under Section 4 hereof shall immediately vest. Without limiting the foregoing, it is agreed that if the Director’s services are terminated pursuant to this Section 7(a), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Director under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full.
(b) TERMINATION BY THE DIRECTOR WITH GOOD REASON. In the event that the Director’s services are terminated by the Director with Good Reason, the Company will pay the Director the same Accrued Obligations and accelerated vesting, all as provided in Sections 7(a)(i) and (ii) above at the times as provided in such sections. In addition, the Director shall be entitled to a Severance Payment determined and paid in accordance with Section 7(a)(i) above; PROVIDED, HOWEVER, the Severance Multiple shall be two (2). Without limiting the foregoing, it is agreed that if the Director’s services are terminated pursuant to this Section 7(b), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Director under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full.
(c) TERMINATION BY DIRECTOR WITHOUT GOOD REASON. If the Director’s services are terminated by the Director without Good Reason including a resignation by the Director without Good Reason and including an election not to renew this Agreement by the Director, the Company will pay the Director the Accrued Obligations as provided in Section 7(a)(i) above but the Director shall not be entitled to the Severance Payment and accelerated vesting set forth in Sections 7(a)(i) and (ii) hereof. In addition, in consideration for the Director’s agreement for honoring the non-compete and non-solicitation covenants in Section 10 hereof for a period of one (1) year following the Date of Termination resulting from this Section 7(c), the Company shall pay the Director a non-compete payment (the “Non-Compete Payment”) equal to the Severance Payment determined with a Severance Multiple equal to one (1). The Non-Compete Payment shall be paid monthly over the one-year non-compete period in equal monthly installments of one-twelfth (1/12th) of the Non-Compete Payment, provided, however, that the timing of such Non-Compete payments are subject to Section 7(g) hereof.
(d) TERMINATION BY THE COMPANY FOR CAUSE. If the Director’s service is terminated by the Company for Cause, the Company will pay the Director the Accrued Obligations as provided in Section 7(a)(i) above but the Director shall not be entitled to the Severance Payment and accelerated vesting set forth in Sections 7(a)(i) and (ii) hereof.
(e) TERMINATION OF AUTHORITY. Immediately upon the Date of Termination or upon the expiration of this Agreement, notwithstanding anything else to the contrary contained herein or otherwise, the Director will resign (and shall be deemed to have resigned) his directorship and stop serving as Chairman of the Board, and shall be without any of the authority or responsibility for such position.
(f) RELEASE OF CLAIMS. As conditions of Director’s entitlement to the Severance Payment, Non-Compete Payment and benefits provided by this Agreement, the Director shall be required to execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit “A” (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof) (the “Release”) within the applicable time period provided in the Release (the “Applicable Release Period”) and shall forfeit all payments hereunder if it is not so timely executed; provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to the Director that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.
(g) CODE SECTION 409A AND TERMINATION PAYMENTS.  All payments provided under Sections 7 and 8 hereof shall be subject to this Section 7(g). Notwithstanding anything herein to the contrary, to the extent that the Board reasonably determines, in its sole discretion, that any payment or benefit to be provided under this Agreement to or for the benefit of the Director would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of the Director’s death (such date is referred to herein as the “ Distribution Date “), provided, if at such time the Director is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if amounts payable under this Agreement are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), the Director shall receive payments during the six-month period immediately following the Date of Termination equal to the lesser of (x) the amount payable under this Agreement, as the case may be, or (y) two times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the Termination Date occurs (with any amounts that otherwise would have been payable under this Agreement during such six-month period being paid on the first regular payroll date following the six-month anniversary of the Date of Termination).   Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.
8. CHANGE OF CONTROL.
(a) CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:
(i) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Remington Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;
(ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;
(iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(iv) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.
(b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. If a Change in Control occurs during the Term and the Director’s service is terminated by the Company without Cause or by the Director for any reason on or before the one (1) year anniversary of the effective date of the Change in Control, then the Director shall be entitled to the Accrued Obligations, such other benefits as may be provided in this Agreement and accelerated vesting, all as provided in Sections 7(a)(i) and (ii) above at the times as provided in such sections. In addition, the Director shall be entitled to a Severance Payment determined and paid in accordance with Section 7(a)(i) above; PROVIDED, HOWEVER, the Severance Multiple shall be two (2). Without limiting the foregoing, it is agreed that if the Director’s service is terminated pursuant to this Section 8(b), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Director under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. All payments under this Section 8(b) are subject to the restrictions set forth in Section 7(g) and may be withheld in order to satisfy the requirements of Section 409A of the Internal Revenue Code.
(c) EXCISE TAX.
(i) In the event that any payment or benefit received or to be received by the Director in connection with a Change of Control or the termination of the Director’s service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called “Total Payments”) will be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, subject to the provisions of Section 8(c)(ii) hereof, the Company will pay to the Director an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Director, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 8(c)(i), will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Director will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Director’s residence on such date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(ii) In the event that, after giving effect to any redeterminations described in Section 8(c)(iv) hereof, a reduction in the Total Payments to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) would produce a net amount (after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) that would be greater than the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income tax and the amount of Excise Tax to which the Director would be subject in respect of such Total Payments), then Section 8(c)(i) hereof will not apply and the Total Payments will be so reduced.
(iii) The determination of whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by the Company’s independent auditors. The Company will provide the Director with its calculation of the amounts referred to in this Section 8(c) and such supporting materials as are reasonably necessary for the Director to evaluate the Company’s calculations. If the Director disputes the Company’s calculations (in whole or in part), the reasonable opinion of the Company’s independent auditors with respect to the matter in dispute will prevail.
(iv) In the event that (A) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment of the Total Payments and (B) after giving effect to such redetermination, the Total Payments are reduced pursuant to Section 8(c)(ii) hereof, the Director will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Director to the extent that such repayment results in a reduction in the Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that (X) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Director’s service (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (Y) after giving effect to such redetermination, the Total Payments are not reduced pursuant to Section 8(c)(ii) hereof, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any taxes payable by the Director with respect to such excess and such portion) at the time that the amount of such excess is finally determined. The Company shall also reimburse the Director for any expenses (including interest and penalties) incurred in any such additional Gross-Up redetermination to the extent permitted under Section 409A. (All reimbursements of expenses incurred in connection with such additional Gross-Up redetermination shall be made within thirty (30) days after the Director incurs such expense, the amounts reimbursed in a tax year will not affect such expenses eligible for reimbursement in any other tax year, and such reimbursement period shall be effective so long as the applicable statute of limitations for such Gross-Up redetermination is open. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A)).

(v) The Director shall notify the Company in writing of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to the refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Director is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Director shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company. If the Company notifies the Director in writing prior to the expiration of such period that it desires to contest such claim, the Director shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney jointly selected by the Director and the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall reimburse the Director for all costs and expenses (including legal fees and additional interest and penalties to the extent permitted under 409A) incurred in connection with such contest. All reimbursements of such expenses shall be made within thirty (30) days after the Director incurs such expense, the amounts reimbursed in a tax year will not affect such expenses eligible for reimbursement in any other tax year, and such reimbursement period shall be effective so long as the applicable statute of limitations for such claim is open. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).
(vi) Without limitation on the foregoing, the Company shall control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Director to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Director agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Director to pay such tax and sue for a refund, the Company shall reimburse the Director within thirty (30) days after the Director pays such taxes (including interest or penalties with respect thereto to the extent permitted under 409A). All reimbursements of such expenses shall be made within thirty (30) days after the Director incurs such expense, the amounts reimbursed in a tax year will not affect such expense eligible for reimbursement in any other tax year, and such reimbursement period shall be effective so long as the applicable statute of limitations for such claim is open. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A). The Company’s control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Director shall be entitled to settle or contest, as the case may be, any other issue.
(vii) To the extent that a Gross-Up Payment is determined to be payable pursuant to this Section 8(c), such payment must be made by the end of the taxable year immediate following the taxable year in which the taxes described above are remitted to the taxing authority.
9. CONFIDENTIAL INFORMATION. The Director recognizes and acknowledges that the Director has and will have access to confidential and proprietary information of the Company which constitute valuable, special, and unique assets of the Company. The term “Confidential Information” as used in this Agreement shall mean all proprietary information which is known only to the Director, the Company, the Remington Affiliates with respect to a Remington Transaction (as defined in the Mutual Exclusivity Agreement), other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Director acquired or obtained by virtue of work performed for the Company, or which the Director may acquire or may have acquired knowledge of during the performance of said work.
The Director acknowledges that the Company has put in place certain policies and practices to keep such Confidential Information secret, including disclosing the information only on a need-to-know basis. The Director further acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know such Confidential Information. Finally, the Director acknowledges that such Confidential Information, if revealed to or used for the benefit of the Company’s competitors or in a manner contrary to the Company’s interests, would cause extensive and immeasurable harm to the Company and to the Company’s competitive position.
The Director shall not, during the Term or at any time thereafter, use for personal gain or detrimentally to the Company all or part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required for the benefit of the Company pursuant to his service hereunder, unless and until such Confidential

Information becomes publicly available other than as a consequence of the breach by the Director of his confidentiality obligations hereunder. Notwithstanding the foregoing, The Director shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Director or his agent; (ii) becomes available to the Director in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by the Director, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process: provided, however, that in the event disclosure is required by law, court order or legal process, the Director shall provide the Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 9.
The Director acknowledges that the Confidential Information shall remain at all times the exclusive property of the Company, and no license is granted. In the event of the termination of his service, whether Without or For Cause or Good Reason whether by the Company or the Director, or within seven (7) business days of the Company’s request under any other circumstances, the Director shall deliver to the Company all Confidential Information, in any form whatsoever, including electronic formats, and shall not take with him any Confidential Information or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his service with the Company, the Director has lawfully acquired extensive knowledge of the industries in which the Company engages in business including, without limitation, markets, valuation methods, and techniques, capital markets, investor relationships and similar items, and that the provisions of this Section 9 are not intended to restrict the Director’s use of such previously acquired knowledge.
In the event that the Director receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Director agrees, if legally permissible, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) assist the Company in seeking a protective order or other appropriate remedy; provided, however, that the Director shall not be required to take any action in violation of applicable laws. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Director shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Director not permitted by this Agreement.
10. NON-COMPETITION, NONSOLICITATION AND NON-INTERFERENCE.
(a) NON-COMPETITION. During the Term and any Non-Compete Period (hereinafter defined), the Director will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner, or director engage in any “Competitive Business”; PROVIDED, HOWEVER, the foregoing shall not prohibit or limit the Director’s right to (i) pursue investments, transactions or businesses allowed pursuant to the terms of the Mutual Exclusivity Agreement, (ii) continue the Director’s ownership, investment, management and operation of the Remington Affiliates consistent with the terms of the Mutual Exclusivity Agreement, (iii) continue the Director’s ownership, investment, management and operation of all existing investments of the Director and the Remington Affiliates as of the Effective Date consistent with the terms of the Mutual Exclusivity Agreement, and (iv) remain an officer and/or director of all Remington Affiliates consistent with the terms of the Mutual Exclusivity Agreement.
For purposes of this Section 10(a), “Competitive Business” means acquiring, investing in or with respect to, owning, leasing, managing or developing hotel properties in the United States or originating or acquiring loans in respect of hotel properties in the United States where the Director has duties or performs services that are the same or similar to those services actually performed by the Director for the Company.
For purposes of this Section 10(a), the “Non-Compete Period” shall mean:
(i) in the case of a termination of the Director’s service as a result of Disability, or a termination by the Director without Good Reason (including, without limitation, a resignation by the Director without Good Reason or an election not to renew by the Director), a period during the Term and ending one (1) year after the Date of Termination;
(ii) in the case of a termination of the Director’s services as a result of a termination by the Company for Cause, a period during the Term and ending one (1) year after the Date of Termination;
(iii) in the case of a termination of the Director’s services as a result of (i) a Change in Control, (ii) a termination by the Director for Good Reason, or (iii) a termination by the Company for any reason other than Cause, only during the Term; or
(iv) notwithstanding the foregoing, in all cases the Non-Compete Period shall terminate effective on the termination of the REIT Exclusivity Rights (as defined in the Mutual Exclusivity Agreement) by Remington Lodging as a result of a

Remington Termination Event (and provided further that upon such termination of the Non-Compete Period, the outstanding Non-Compete Payment shall be paid by the Company within five (5) days of such termination to the Director).
The Director acknowledges that the services provided by the Director are of a special, unique, and extraordinary nature. The Director further acknowledges that his work and experience with the Company will enhance his value to a Competitive Business, and that the nature of the Confidential Information to which the Director has immediate access and will continue to have access during the course of his employment makes it difficult, if not impossible, for him to engage in any Competitive Business or work in any capacity similar to the Director’s duties or services with the Company without disclosing or utilizing the Confidential Information. The Director further acknowledges that his work and experience with the Company places him in a position of trust with the Company.
(b) NON-SOLICITATION. The Director covenants and agrees that (i) during the Term, and (ii) during the period ending on the first anniversary of his Date of Termination, he shall not, without the prior written consent of the Company, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six months preceding the Director’s Date of Termination, or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable.
(c) NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Director understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Director’s own use or converted by Director for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Director agrees that during the Term and thereafter, Director shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.
(d) REASONABLE RESTRAINTS. The Director agrees that restraints imposed upon him pursuant to this Section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
11. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Director’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Director may qualify, and on the terms under which he qualifies nor shall anything herein limit or otherwise affect such rights as the Director may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Director is otherwise entitled to receive under any plan, policy, practice or program of or any contract agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding anything in this Agreement or any such plan, policy, practice or program noted above to the contrary, the timing of all payments pursuant to this Agreement or any such plan, policy, practice or program shall be subject to the timing rules specified in Section 7(g) of this Agreement.
12. FULL SETTLEMENT. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Director or others. In no event shall the Director be obligated to take any action by way of mitigation of the amounts payable to the Director under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Director), to the full extent permitted by law, all reasonable legal fees and expenses which the Director or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Director or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Director or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(a) of the Code to the extent permitted by 409A. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Director’s claim in such contest is frivolous or maintained in bad faith. This reimbursement obligation shall remain in effect following the Director’s termination of service for the applicable statute of limitations period relating to any such claims, and the amount of reimbursements hereunder during any tax year shall not affect the expenses eligible for reimbursement in any other tax year. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).
13. DISPUTES.

(a) EQUITABLE RELIEF. The Director acknowledges and agrees that upon any breach by the Director of his obligations under Sections 9 or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.
(b) ARBITRATION. Excluding only requests for equitable relief by the Company under Section 13(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Director shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Director and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Neither party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.
14. INDEMNIFICATION. The Company will indemnify the Director, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Director, including the cost of legal counsel selected and retained by the Director in connection with any action, suit or proceeding to which the Director may be made a party by reason of the Director being or having been a director of the Company or any subsidiary or affiliate of the Company.
15. COOPERATION IN FUTURE MATTERS. The Director hereby agrees that, for a period of one (1) year following termination of his directorship, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Director’s service as Chairman of the Board by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Director’s other commitments, including business and family matters, and the Director shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Director shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for an employer or otherwise, nor in any manner that in the good faith belief of the Director would conflict with his rights under or ability to enforce this Agreement.
16. GENERAL.
(a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 17(a).

If to the Company, to:	Ashford Hospitality Trust 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 Attn: Board of Directors

with a copy to:	Ashford Hospitality Trust, Inc. 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 Attn: Chief Legal Officer

If to the Director, at his last residence shown on the records of the Company,

with a copy to:

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, two (2) days after being mailed as described above.
(b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Director’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Director, it being understood and agreed that this is a contract for the Director’s personal services. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case such successor shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Director and a duly authorized representative of the Board.
(g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. Jurisdiction and venue shall be solely in the federal or state courts of Dallas County, Texas. This provision should not be read as a waiver of any right to removal to federal court in Dallas County.
(h) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.
(i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts due hereunder after the Director’s death shall be paid to the Director’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Director may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Director or the Director fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Director, and otherwise to his estate.
(j) CONSULTATION WITH COUNSEL. The Director acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Director concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.
(k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.
(l) NON-DISPARAGEMENT. The Director agrees that, during the Term and thereafter (including following the Director’s termination of services for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, its affiliates, or its their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term and thereafter (including following the Director’s termination of services for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage the Director or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Director or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

(m) CODE SECTION 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Director under Section 409A of the Code.  The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A.  Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

REIT:

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS

Name:	DAVID A. BROOKS

Title:	COO & General Counsel

Dated:	March 21, 2008

OPERATING PARTNERSHIP:

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By:	Ashford OP General Partner, LLC

	By:	/s/ DAVID A. BROOKS
	Name:	DAVID A. BROOKS
	Title:	Vice President

Dated:	March 21, 2008

DIRECTOR:

/s/ ARCHIE BENNETT, JR.

ARCHIE BENNETT, JR.

Dated:	March 21, 2008

EXHIBIT “A”
RELEASE AND WAIVER
THIS RELEASE AND WAIVER (the “Termination Release”) is made as of the 21 day of March, 2008 by ARCHIE BENNETT, JR. (the “Director”).
WHEREAS, the Director, Ashford Hospitality Trust, Inc. (the “REIT”), and Ashford Hospitality Limited Partnership (the “Operating Partnership”) have entered into a Non-Compete/Services Agreement (the “Agreement”) dated as of March 21, 2008, effective as of January 1, 2008 and providing certain compensation and severance amounts upon the Director not serving as Chairman of the Board of Directors of the REIT (the “Board”); and
WHEREAS, the Director has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Termination Release in consideration of the REIT and the Operating Partnership (collectively, the “Company”) agreement to provide the Director’s Fee and severance amounts upon the Director not serving as Chairman of the Board as set out in the Agreement; and
WHEREAS, the Company and the Director desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Director’s service as Chairman of the Board of the Company;
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Director agrees as follows:
1. RELEASE. (a) The Director knowingly and voluntarily releases, acquits, covenants not to sue and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Director or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Texas Labor Code Section 21.001, et seq. (Texas Employment Discrimination); Texas Labor Code Section 61.001, et seq. (Texas Pay Day Act); Texas Labor Code Section 62.002, et seq. (Texas Minimum Wage Act); Texas Labor Code Section 201.001, et seq. (Texas Unemployment Compensation Act); Texas Labor Code Section 401.001, et seq., specifically Section 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues); and Texas Genetic Information and Testing Law, each as amended, or any other federal, state or local laws, rules, regulations, ordinances, judicial decisions or public policies now or hereafter recognized.
(a) The Director represents that he has not filed or permitted to be filed against any of the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. Nothing herein shall prevent the Director from seeking to enforce his rights under the Agreement. The Director does not hereby waive or release his rights to any benefits under the Company’s employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course.
3. NON-SOLICITATION. The Director covenants and agrees he shall not, without the prior written consent of the Company, for a period ending one (1) year from the Date of Termination, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six months preceding the Director’s Date of Termination (as defined in the Agreement), or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable.
4. NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Director understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Director’s own use or converted by Director for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Director agrees he shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.

5. ACKNOWLEDGMENT. The Company has advised the Director to consult with an attorney of his choosing prior to signing this Termination Release and the Director hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Company has also advised the Director that Director has up to twenty-one days to consider and sign the Release and Waiver and up to seven days after signing in which to revoke acceptance by giving notice to                      at                      by personal delivery or by mail postmarked no later than the seventh day after the Director signs the Release and Waiver.
IN WITNESS WHEREOF, the Director has executed this Termination Release under seal as of the day and year first above written.

/s/ ARCHIE BENNETT, JR.

ARCHIE BENNETT, JR.